Exhibit 7.2

August 20, 2020

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Kingold Jewelry

File No. 001-15819

Dear Sir or Madam:

We have read Form 8-K dated August 20, 2020 of Kingold Jewelry Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 8-K.

/s/ Friedman LLP

New York, New York